Exhibit 10.1

Confidential & Privileged
Pursuant to Joint Defense Agreement

JOINT DEVELOPMENT AGREEMENT

This JOINT DEVELOPMENT AGREEMENT (this “Agreement”), dated as of October 2, 2008, by and between CENTRAL MAINE POWER COMPANY, a Maine corporation with its corporate office in Augusta, Maine or its designated affiliate  (hereinafter “CMP”) and MAINE PUBLIC SERVICE COMPANY, a Maine corporation with its corporate office in Presque Isle, Maine or its designated affiliate (hereinafter “MPS”); (MPS and CMP are collectively referred to herein as the “Parties” and each individually as a “Party”),

W I T N E S S E T H:

WHEREAS, CMP and MPS desire to work together to develop and implement electric transmission projects to increase the transmission capability between the MPS system and the rest of the State of Maine and possibly the Province of New Brunswick by developing a 345 kV electricity transmission line between the MPS system and the CMP system with the possibility of extending to the New Brunswick transmission system (the “Project”);

WHEREAS, MPS is a Maine corporation and public utility, which is primarily engaged in transmitting and distributing electricity in Maine;

WHEREAS, CMP is a Maine corporation and public utility, which is primarily engaged in transmitting and distributing electricity in Maine;

WHEREAS, CMP and MPS are co-owners of Maine Electric Power Company (“MEPCO”);

WHEREAS, the capabilities and expertise of each of the Parties complement those of the other, and their cooperation would facilitate the joint development and implementation of the Project;

WHEREAS, CMP and MPS entered into a Memorandum of Understanding, (“MOU”) dated February 27, 2007 that was amended and restated on March 14, 2008 (the “ARMOU”), to evaluate the feasibility of the Project, begin development activities and set forth certain Project cost sharing and ownership principles;

WHEREAS, among other things, the Project will, in part, allow generators located in northern Maine to have access to the ISO-NE Grid and facilitate generation interconnection to MPS as the interconnecting transmission and distribution utility in its territory;

WHEREAS, the development and implementation of the Project will consist of several phases and decision points occurring over an extended period of time, may require the participation of additional parties, potentially including electricity generators and transmission providers, and will involve existing and proposed facilities within the region,

WHEREAS, the Parties contemplate seeking to have all or a portion of the costs of the Project allocated regionally as a pooled transmission facility under the ISO-NE tariff, but to the extent the Project, or any portion of the Project, is required under ISO-NE tariffs or FERC regulations to be treated as a generator interconnection facility, or upgrade facilities, under the applicable open access transmission tariff (“OATT”), development of that portion of the Project shall be governed by such tariff and any interconnection agreements entered into by either Party and the generator; including without limitation Aroostook Wind Energy, LLC (“AWE”), which proposes to develop up to 1200 MW of new wind generation in MPS’s service territory; and

WHEREAS, the Parties desire to further set forth their development activities and obligations with respect to the development, construction, ownership and operation of the Project and the negotiation of other agreements required for the joint development, construction, ownership and operation of the Project on the terms and conditions set forth in the Agreement;

NOW THEREFORE, in consideration of the premises and the covenants and agreements as herein set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1       Defined Terms. The following terms when used in this Agreement, including its preamble and recitals, shall have the following meanings:

“Confidential Information” shall have the meaning ascribed thereto in Section 7.1(a).

“Consultants” shall have the meaning ascribed thereto in Section 3.1(a).

“Development Budget” shall mean the Development Budget described in Section 5.1.

“Development Costs” shall mean the aggregate sum of Internal Costs and Third Party Costs incurred in connection with the development activities contemplated by this Agreement, in each case incurred in accordance with Section 5.2.

 “Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or similar governing entity.

“Interconnection Customer Agreement” shall mean any agreement with AWE or other proposed generation interconnection customer with respect to the development or use of any portion of the Project which is required to be paid for by such potential generation interconnection customer under any applicable OATT.

“Internal Costs” shall mean with respect to each Party, and its affiliates, any internal costs reasonably incurred by such party in the development of the Project, including without limitation the Parties’ general administrative expenses related to the Project and the salaries, bonuses and benefits of the Parties’ management personnel attributable to the development of the Project.  Internal Costs shall not include Third Party Costs.

“ISO-NE” shall mean ISO New England, Inc., the independent system operator of the bulk electric transmission grid throughout most of New England.

“Joint Intellectual Property” shall mean all intellectual property created, developed or prepared in connection with the development of the Project, including without limitation the Project Budget, Project financial models and financial plans, studies and reports prepared by Consultants, external due diligence investigations, environmental and feasibility studies, transmission corridor assessments, OATT queue and investigations, and permits and permit applications. Joint Intellectual Property shall not include any financial models, plans, studies, reports, environmental and feasibility studies, transmission corridor assessments, designs or drawings created, developed or prepared by or at the direction of either Party prior to the date of this Agreement or developed by MPS for purposes other than meeting its obligations under this Agreement.  Joint Intellectual Property shall not include any intellectual property, as defined above, to the extent such property is deemed to belong to AWE under the Interconnection Customer Agreement.

“Joint Ownership Agreement” or “JOA” means the Joint Ownership Agreement to be entered into by the Parties upon Project Approval which shall provide for the construction, ownership and operation of the Project by the Parties as co-owners of the Project in undivided interests on terms and conditions substantially in accordance with those set forth on Exhibit A.

“Land Contracts” means the options, easements, leases, licenses, instruments, agreements, fee interests and documents that grant rights with respect to the land in the Transmission Corridor.

“Management Personnel” shall have the meaning ascribed thereto in Section 3.3(b).

“Management Committee” shall have the meaning ascribed thereto in Section 3.3(a).

“MPUC” shall mean the Maine Public Utilities Commission.

“Other Project Parties” shall have the meaning ascribed thereto in Section 2.3.

“Project” shall have the meaning ascribed thereto in the preamble.

“Project Approval” means a binding commitment by the Parties to commence construction of the Project or a specific phase of the Project and enter into a Joint Ownership Agreement with respect to the construction and ownership of the Project.

“Termination Date” shall have the meaning ascribed thereto in Section 6.1(a).

“Third Party Costs” shall mean (i) all reasonably incurred fees, costs, liabilities, claims. expenses and amounts paid or owing to persons and entities (“Costs”) other than to the Parties for equipment, materials or services provided in connection with the development of the Project, including without limitation costs and expenses of all Consultants, the costs and expenses associated with due diligence investigations, environmental and feasibility studies, transmission corridor assessments, OATT queue investigations, and the development and preparation of permit applications, application fees, filing fees and the negotiation and drafting of the Project contracts and (ii) all out-of-pocket Costs reasonably incurred by the Parties’ Management Personnel in connection with the development of the Project, including without limitation all expenses incurred in respect of travel, lodging, meals and entertainment.   Third Party Costs shall not include Internal Costs, including without limitation any inter-company or inter-affiliate charges.

“Transmission Corridor” shall mean the area in which the Project, including but not limited to substations related to the Project, shall be located, which  shall be sufficient for the construction, maintenance and safe operation thereof in accordance with any applicable regulatory requirements, including the requirements of ISO-NE as determined from time to time by the Management Committee.

“Withdrawing Party” shall mean a Party that (i) determines unilaterally that it does not wish to proceed with the development of such Project (in which case, it shall promptly provide a written termination notice to the other Party), (ii) does not vote in favor of Project Approval under Section 3.7 in the event that the conditions set forth in Sections 3.7(a) have been satisfied and a meeting of the Management Committee for the purpose of obtaining Project Approval has been called by the other Party (and, if such meeting is held the other Party votes in favor of Project Approval), or (iii) is determined to be a Withdrawing Party after such Party fails to perform one or more of its material obligations under this Agreement which failure materially affects the Project and, within thirty (30) days after notice thereof, fails to cure such default.

Section 1.2       Principles of Interpretation.  In this Agreement, unless a clearly contrary intention appears  (a) the singular number includes the plural number and vice versa; (b) reference to any person includes such person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a person in a particular capacity excludes such person in any other capacity; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof; (e) reference to any Article, Section, Schedule or Exhibit means such Article, Section, Schedule or Exhibit to this Agreement, and references in any Article, Section, Schedule, Exhibit or definition to any clause means such clause of such Article, Section, Schedule, Exhibit or definition; (f) “hereunder,” “hereof,” “hereto,” “herein” “herefrom” and words of similar import are reference to this Agreement as a whole and not to any particular Section, Article or other provision hereof; (g) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including;” (h) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (i) reference to any law (including statutes and ordinances) means such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and (j) references to “days” shall mean calendar days, unless otherwise indicated.

ARTICLE II
PURPOSE; BINDING NATURE OF AGREEMENT; EXCLUSIVITY

Section 2.1       Purpose.  The purpose of this Agreement is to set forth (i) the terms on which the Parties will work together to jointly develop the Project through the commencement of construction and the date of Project Approval; and (ii) the basis on which the Parties will enter into further agreements required for the construction, ownership and operation of the Project thereafter, including without limitation the JOA.

Section 2.2       Legal Relationship.  The legal relationship of the Parties hereunder shall be cooperative and shall be governed solely by the terms of this Agreement.  Nothing herein shall be construed to create a partnership or joint venture or impose the duties, obligations or liabilities associated with a partnership or joint venture on or with regard to either Party, or to create a relationship of principal and agent between the Parties.  The Parties further agree that this relationship is limited to the Project, and neither Party will pursue any other type of joint venture or merger between the Parties without the prior written consent of the other Party.

Section 2.3       Limited Exclusivity.  Subject to the statutory and regulatory obligations of the Parties, including MPS’s potential obligations to serve AWE as an interconnection customer and any of its obligations under an Interconnection Customer Agreement, and to the Management Committee’s decision to enter into confidential discussions with potential project investors, including but not limited to other Maine utilities (“Other Project Parties”) to the Project, it is the intent of the Parties to work together exclusively to develop the Project.  During the term of this Agreement, neither Party, nor any affiliate thereof shall solicit or engage in any negotiations regarding the development of the Project or the development of any competing transmission project reasonably similar to the development of the Project within the territory covered by the Project, either on its own or in conjunction with any other party by any means, including, without limiting the generality of the foregoing, investing in a competing project, providing assistance to a developer of a competing project, and/or providing engineering, management or other consulting services to the developer of a competing project during the term of this Agreement and any extensions to this Agreement without the consent of the other Party, except as MPS may otherwise be required by statute, regulation, or as a part of MPUC Docket No. 2006-513. Notwithstanding the foregoing, nothing herein shall restrict either Party from participating in MEPCO, as an investor or member of the MEPCO board.  Further nothing herein shall prohibit or restrict either Party from meeting its obligations as a transmission and distribution utility, as a participant in Northern Maine Independent System Administrator, Inc., under any federal or state law or regulation, or under its OATT.

Section 2.4       Other Project Parties Participation.   Any decision to permit other Project Parties to participate in the Project, as investors or otherwise, will require the approval of the Management Committee.  In the event that the Management Committee agrees to permit Other Project Parties to participate in the Project, the Parties hereby agree that they will negotiate in good faith any amendments to this Agreement deemed necessary to allow such participation on terms acceptable to the Parties.  The Parties acknowledge that the Term Sheet attached hereto as Exhibit A contemplates a joint ownership of the Project solely by the Parties.  In the event that the Management Committee votes to allow Other Project Parties to participate in the Project, the terms of the Joint Ownership Agreement will be renegotiated to allow such participation on terms acceptable to the Parties as well as the Other Project Parties.

ARTICLE III
DEVELOPMENT ACTIVITIES

Section 3.1       Development Activities.

(a) Subject at all times to the direction of the Parties, the Parties and or the Management Committee (defined below), shall have the following primary development responsibilities:

(i)	participation in regional stakeholder transmission planning activities affecting the Project (including the MPUC Docket No. 2006-513 proceedings);

(ii)	seeking MPUC approval for a Certificate of Public Convenience and Necessity (CPCN) for the Project, or any portion thereof;

(iii)	building local community support for the Project;

(iv)	undertaking local publicity and public relations pertaining to the Project;

(v)	seeking commitments from generators, including AWE;

(vi)
identifying, selecting and contracting with consultants and engineers (the “Consultants”) for the purpose of conducting all system impact studies, real estate acquisitions, economic assessments, environmental assessments, engineering and public outreach required to develop the Project including any studies as may be necessary to help gain approval from ISO-NE that it will include the Project as a pooled transmission facility (“PTF”);

(vii)	obtaining ISO-NE approval of the Project under terms acceptable to the Parties;

(viii)	filing for and obtaining all necessary environmental and siting approvals;

(ix)	subject to and in accordance with Section 3.2, acquiring fee title or Land Contracts with respect to the Transmission Corridor;

(x)
obtaining approval to include all or a part of the Project as a Market Efficiency Upgrade, a Reliability Benefit Upgrade, or such other basis for PTF treatment under the ISO-NE OATT and operation as a PTF by ISO-NE;

(xi)
undertaking such other development activities reasonably related to the development of the Project prior to regulatory permits and approvals necessary to meet the requirements of such approval processes and the required construction completion date; and

(xii)	undertaking all other activities necessary to develop the Project to the point where construction can commence.

(b)  MPS or one of its affiliates shall file and use its reasonable best efforts to pursue an application with ISO-NE to have its bulk transmission facilities included in ISO-NE as PTF, subject to the conditions set forth in the letter from Brent Boyles to Gordon Van Welie dated February 27, 2008, and such other terms as agreed to by MPS and the Management Committee or as may be imposed as a part of the CPCN proceedings by the Maine Public Utilities Commission.  The Parties acknowledge that MPS or its affiliates will not be obligated to pursue the application in the event that the cost of joining will exceed the benefits thereof, assuming completion of the Project and regional allocation of the costs thereof.  In the event that MPS (or its affiliates) make such a determination, it shall promptly provide CMP with written notice thereof and its analysis of the costs and benefits, and the Parties agree to consider other alternatives to regional cost allocation from ISO-NE..

(c)  With respect to the development of a third 345kV interconnection with Canada located in the MPS service territory, responsibilities will be determined by the Management Committee consistent with Section 3.1(a).  The decision on whether to develop a third interconnection will be determined by agreement of the Parties, taking into consideration the costs of development and conditions for achieving PTF treatment of the Project.

(d) The Parties shall negotiate in good faith with respect to (i) a definitive Joint Ownership Agreement that incorporates the terms and conditions set forth in the Term Sheet  in Exhibit A hereto in advance of the anticipated date for Project Approval and in any event, within twelve (12 months following the date hereof and (ii) an operations and maintenance agreement (“O&M Agreement”)pursuant to which each Party shall provide real property management and line maintenance services with respect to the portions of the Project that are located within its service territories on customary and commercially reasonable terms; provided that real property within the MPS service territory shall be subject to the terms of any Interconnection Customer Agreements with AWE.  To the extent that any portion of the Project is subject to an Interconnection Customer Agreement under an applicable transmission tariff, the terms of that agreement will govern.

(e) The Parties anticipate that MPS will enter into any necessary Interconnection Customer Agreement with AWE, including as needed a Large Generator Interconnection Agreement.

(f)  Each Party shall make available the personnel and resources necessary to complete such Party’s responsibilities under this Agreement.  Each Party agrees to consult and cooperate with the other Party with respect to the development of the Project pursuant to this Agreement.  Each Party shall take all additional actions and shall execute all other and further instruments and documents as are necessary or appropriate to give full effect to the provisions of this Agreement.

Section 3.2       Real Property Acquisition.

(a)  The Parties shall seek to obtain options to acquire easements or fee for substantially all land within the Transmission Corridor.  To the extent possible, such options shall permit the assignment of the options and the Parties shall acquire the property as tenants-in-common. Any expenses associated with acquiring options for easements or fee under this section shall be allocated between the Parties as Third Party Costs of  Development under Section 5.2(b) of this Agreement.

(b) To the extent that options are not available and the landowner wishes to sell the parcel or grant an easement during the development stage, the Parties shall seek to acquire fee title to all real property as tenants-in-common pursuant to the Target Ownership Percentages as described in the Term Sheet attached as Exhibit A, with the costs to be paid according to the Target Ownership Percentages.

The Parties agree to acquire easements or fee interests from landowners abutting the MEPCO corridor or from MEPCO, additional land or easements adjacent to MEPCO’s existing 345 kV line approximately from Haynesville to the Chester area and continuing south for several miles (the “MEPCO Line”) and to obtain an easement from MEPCO for the portions of the Transmission Corridor that will run within the existing MEPCO corridor.

(d) Notwithstanding the foregoing, to the extent that any portion of the Project is subject to an Interconnection Customer Agreement and treated as interconnection facilities, the ownership of any property or property rights shall be governed by the terms of the Interconnection Customer Agreement.

(e)  The Parties acknowledge that the Bridal Path, consisting of easements and rights held by MPS for land between Houlton and Haynesville, shall remain the property of MPS, unless and until such rights are assigned to the Project in accordance with the JOA or to CMP pursuant to Section 6.1.

Section 3.3       Management; Management Committee.

(a)  Decisions regarding the management of the Project, shall be made by a management committee (the “Management Committee”) consisting of eight (8) members, with four (4) members appointed by MPS and four (4) members appointed by CMP.  The initial Management Committee shall consist of the following members:

(i)	Appointed by MPS: Brent Boyles, Tim Brown, Patrick Cannon and Mike Williams

(ii)	Appointed by CMP: Sara Burns, R. Scott Mahoney, Hariph Smith, and Stephen Robinson.

Each Party may replace its appointed Management Committee members by providing written notice to the other Party.

The Management Committee may hold meetings by conference call at any time, and shall meet at least once every three (3) months.  Management Committee meetings may not be held without the participation of at least one (1) member from each Party.  Each Party shall be entitled to one collective vote and all Management Committee decisions shall be made by unanimous vote of the Parties.  In the event any such Management Committee decision requires (or may require) any further corporate, administrative or approval by either Party, such Party shall so notify the other at the time such Management Committee vote is taken.  The Parties acknowledge that any reference in this Agreement to “Management Committee approval” or words of like import shall be understood to mean and be a reference to Management Committee approval, subject to and conditioned upon any such required corporate, administrative or other consent.

(b)  Implementation of the decisions of the Management Committee and the day-to-day management of the Project shall be vested in the following management personnel (collectively, the “Management Personnel”):

(i)	MPS Management Personnel: Brent Boyles, Tim Brown, Patrick Cannon and Mike Williams.

(ii)	CMP Management Personnel: Sara Burns, R. Scott Mahoney and Hariph Smith, Stephen Robinson and Ellen Miller.

Either Party may assign personnel to work on the Project.  Each Party shall be responsible for assigning appropriate personnel to Project activities, and for making changes in such assignments as required from time to time.

The Management Committee shall appoint a single Project Manager to coordinate all activities of the Project.  The Project Manager shall report to the Management Committee.

Section 3.4       Reporting.  The Project Manager shall prepare monthly reports summarizing the Project’s status, recent progress, the next steps to be taken, expenditures and Project cash flows, and the Project’s performance relative to budget.

Section 3.5       Statutory and Regulatory Obligations.  The Parties acknowledge that the authority of MPS and CMP is established by statute and that their direct or indirect participation in the Project, including their compliance with the terms of this Agreement, will require compliance with relevant statutory and regulatory obligations.

Section 3.6       Cooperation of the Parties.  The Parties shall use all reasonable efforts in performing the development activities contemplated by this Article III, and shall cooperate with each other fully and in good faith to facilitate the completion of the development of the Project in accordance with this Agreement and to resolve disagreements and disputes.  Each Party shall cause its affiliates and its personnel to comply with the terms and conditions of this Agreement.

Section 3.7       Project Approval. The Parties may elect to give Project Approval for all or a portion of the Project. Unless the Parties otherwise agree in writing  with respect to portions of the Project not subject covered a Project Approval, this Agreement will continue in effect with respect to the continued development of such Project portions.

(a)  The Parties agree that the Parties may agree to commence construction on a particular phase of the Project (“Project Phase Approval”).  To commence a phase of construction, the Parties shall have: (i) acquired Land Contracts or other rights in the Transmission Corridor at a level acceptable to the Parties necessary for that phase of the Project, (ii) obtained all material permits and approvals from Governmental Authorities for that phase of the Project, including if necessary FERC approval of the Parties’ financing plans and recovery of financing costs, (iii) negotiated a draft construction contract that the contractor and the Parties would be prepared to execute and deliver relating to that phase of the Project, (iv) developed a construction budget for that phase of the Project, (v) entered into such agreements and obtained such commitments from AWE as are necessary to satisfy any conditions imposed as a part of the regulatory approval process for that phase of the Project, and (vi) obtained approval from ISO-NE transmission owners to regionally allocate the costs of that phase of the Project at a level acceptable to the Parties.

(b)  Project Phase Approval shall require the favorable vote of both Parties.  Upon Project Phase Approval, the Parties shall:

(i)	enter into a mutually agreeable Joint Ownership Agreement negotiated in accordance with Section 3.1(d);

(ii)	enter into a construction contract or contracts for that phase of the Project, and, if appropriate, give a final notice to proceed thereunder;

(iii)	exercise all options and other rights under the Land Contracts for the portions of the Transmission Corridor that will be will be constructed for that phase of the Project;

(iv)
enter into construction loan facilities or otherwise provide assurance to the other party that it has access to funds sufficient to fund its share of the construction budget for that phase of the Project; and

(v)	provide any security required by any construction contractors on customary and commercially reasonable terms for that phase of the Project.

Section 3.8       Ownership and Operation

The Parties contemplate that each Party shall own an undivided interest in the Project with the respective ownership percentages being substantially as set forth in the terms and conditions for the Joint Ownership Agreement in Exhibit A.  In the event that the Parties are unable to reach final agreement on the Joint Ownership Agreement following satisfaction of the conditions to Project Approval set forth in Section 3.7(a), it shall be considered a dispute subject to the provisions of Article VIII.

The Parties agree that, subject to any necessary regulatory approval and upon reaching agreement on terms reasonably satisfactory to each Party, each Party shall be permitted to, and if requested by the other Party, shall be obligated to, operate the portions of the Project located within its service territory following the in service date, pursuant to an O&M Agreement, in each case, without regard to whether such Party still maintains an ownership interest in the Project.

ARTICLE IV
CONTRACT AUTHORITY

Section 4.1       Contract Authority.  The Parties agree that all agreements for Third Party Costs associated with the Project shall be submitted for approval by the Management Committee and shall be entered into by both Parties pursuant to this Agreement.  Either MPS or CMP, as the Parties agree with respect to the management of Third Party Costs, may serve as the agent for billing and disbursement of Third Party Costs under this Agreement.  The Parties further agree that they shall be jointly and severally liable for all Third Party Costs approved by the Management Committee, subject to the reimbursement provisions of Article V below.

ARTICLE V
DEVELOPMENT COSTS

Section 5.1       Development Budget.  The Development Budget previously adopted by the Management Committee shall be updated at least quarterly and shall reflect all costs incurred to date and all anticipated Internal Costs and Third Party Costs. Any increase in the aggregate Development Budget shall be subject to approval by the Management Committee, provided that the failure to approve an increase shall not otherwise affect the status of the Development Budget then in effect.

Section 5.2       Reimbursement of Development Costs.

(a)       No Development Costs incurred by either Party shall be reimbursable until approved by the Management Committee.

(b)       CMP shall be responsible for 90% of any Third Party Costs and MPS shall be responsible for 10% of such Third Party Costs and each Party shall be entitled to reimbursement from the other Party for the Third Party Costs it incurs and pays in accordance with this Section 5.2.  Not later than twenty (20) days after the end of each month, each Party shall present the other with an invoice listing such month’s costs, and, not later than thirty (30) days after the end of such month, a net cash settlement shall be made in the amount of the difference between the respective invoices.  In the event a Party is reimbursed by a third party for costs previously shared as a Third Party Cost hereunder, said Party shall reimburse the other Party its proportionate share of such costs.

(c)       Each Party shall have the right, upon reasonable request to the other Party, to inspect the books and records of the other Party relating to Third Party Costs reported under this Section 5.2.

ARTICLE VI
TERMINATION

Section 6.1       Termination.

(a)  This Agreement shall terminate upon (i) the Parties’ agreement to terminate, (ii) AWE’s abandonment of its plans to build new wind generation facilities in Maine, as evidenced by its termination of any Interconnection Customer Agreement, or other written notice of abandonment to the Parties, or (iii) one of the Parties becoming a Withdrawing Party.  The date of termination pursuant to the foregoing sentence shall be the “Termination Date.”

(b)  In the event this Agreement terminates pursuant to Sections 6.1(a)(i) or (ii), each Party shall prior to termination, make payment of any unpaid reimbursement obligation under Section 5.2 and upon such termination, each Party shall retain its rights in all permits, applications, Joint Intellectual Property and all other assets or rights acquired by the Parties prior to the Termination Date, unless the Parties otherwise agree in writing.  However, the Parties shall transfer at book value their ownership interests in any rights-of-way or real estate previously acquired for the Project, such that MPS shall own all real property acquired from Haynesville, Maine (commencing at the southern end of the so called “Bridal Path”) north, and CMP shall own real property acquired south of Haynesville, Maine (commencing at the southern end of the Bridal Path).

(c)  In the event that this Agreement is terminated pursuant to Section 6.1(a)(iii), then, on or before the 30th day following the Termination Date, the Party that is not the Withdrawing Party (the “Non-Withdrawing Party”) shall have the right, exercisable in its discretion, to notify the Withdrawing Party in writing that it elects to acquire, on the terms and conditions set forth in this Section 6.1(c), the Withdrawing Party’s interest in the Project and all or a portion of the Project assets and rights held by the Withdrawing Party (and in the case that MPS is the Withdrawing Party, CMP shall have the right to acquire a non-exclusive easement to locate the Project on the land subject to the Bridal Path Land Contracts, for which CMP shall pay the fair market value thereof) but excluding any assets and rights acquired on behalf of AWE at AWE’s expense.  In that event:

(i)
Subject to obtaining any required regulatory approvals, within thirty (30) days following the notice to acquire, the Withdrawing Party shall execute and deliver to the Non-Withdrawing Party such bills of sales, deeds, assignments or other documents and instruments as are appropriate and reasonably requested by the Non-Withdrawing Party (the form of which documentation shall be reasonably acceptable to the Non-Withdrawing Party) to transfer to the Non-Withdrawing Party all or a portion of the Withdrawing Party’s right, title, and interest in and to the Project and Project assets and rights (and, if applicable, the non-exclusive easement to land subject to the Bridal Path Land Contracts).  The transfer shall be made without representation, warranty, covenant, or indemnity of any kind, other than that the interests are transferred free and clear of any lien, security interest, or adverse claim created by the Withdrawing Party.  The Withdrawing Party shall cooperate with the Non-Withdrawing Party in respect of any further actions reasonably required or requested by the Non-Withdrawing Party to fully effectuate the transfers and conveyances contemplated hereby, except for any transfers which must be made to AWE pursuant to an Interconnection Customer Agreement.

(ii)
In consideration of the interests so transferred, on the Termination Date the Non-Withdrawing Party shall pay to the Withdrawing Party, in immediately available funds, a purchase price equal to the amount of the Third Party Costs paid by the Withdrawing Party with respect to the interests so transferred (other than the non-exclusive easement to locate the Project in the Bridal Path Land Contracts, for which CMP shall pay MPS the fair market value thereof based on the value of the other easements obtained by the Parties in connection with the Project and the value of a contiguous Right of Way).

(iii)
The Non-Withdrawing Party shall be obligated to pursue the development of the Project, and in the event that it permanently abandons development of the Project or has failed to commence the construction of the Project within five (5) years following the Termination Date, the Parties shall follow the termination procedures outlined in Section 6.1(b).

(d)  In the event of termination of this Agreement, neither Party shall have any continuing obligation, financial or otherwise, to the other Party except that the provisions of Articles VI, VII and IX shall survive such termination.

Notwithstanding the foregoing, nothing herein shall permit the other Party to have any interest in or right to acquire the other Party’s electric facilities, assets and rights used as a part of its operations as a T&D utility.

ARTICLE VII
CONFIDENTIALITY; PUBLICITY

Section 7.1       Confidentiality.

(a)       Any and all data, plans, proposals or other material related to the development, design, construction, configuration or operation of the Project provided to a Party or any of its affiliates by or on behalf of the other Party or its affiliates, whether provided orally or in writing, shall be deemed to be confidential, unless otherwise specified by the Party providing such information (“Confidential Information”).  All Confidential Information and all Joint Intellectual Property shall be used only with regard to the Project and not for any other purpose, shall be held in confidence and shall not be disclosed to any third party, except as reasonably may be required in the fulfillment of this Agreement or in connection with obtaining loans or financing for the Project.  Notwithstanding the foregoing, the obligation of confidentiality shall not apply to any disclosure of Confidential Information (i) that is in or enters the public domain through no fault of the receiving Party, (ii) that was in the possession of the receiving Party prior to receipt under this Agreement; or (iii) that is required by law, regulation, legal process or order of any court or governmental body having jurisdiction; provided that, to the extent possible, the receiving Party shall give the other Party prior written notice of and an opportunity to object to such disclosure.

(b)       If this Agreement terminates for any reason then all Confidential Information furnished hereunder and all Joint Intellectual Property shall remain confidential. All Confidential Information, if provided in writing, shall either be (i) returned to the Party from which received or (ii) destroyed with an appropriate assurance that all copies have been destroyed.

(c)       The Parties acknowledge and agree that the harm that would be caused by a breach of this Section 7.1 would be difficult, if not impossible, to calculate, and accordingly each Party and its affiliates shall be entitled to injunctive relief to compel compliance with the provisions of this Section 7.1.  The provisions of this Section 7.1 are intended to benefit, and to be enforceable by, each Party and its affiliates, and shall survive the termination of this Agreement.

Section 7.2      Publicity.  The Parties shall jointly agree on a media strategy relating to the Project, and shall jointly agree on each public announcement regarding the Project.  Each such public announcement shall have obtained the approval of the Management Committee prior to its public dissemination, recognizing that MPS’s Board meetings and Board deliberations relating to the Project will be required to comply with the Maine statutes relating to open meetings.  Nothing herein shall prohibit CMP’s or MPS’s corporate parent company from complying with federal securities laws.

ARTICLE VIII
DISPUTE RESOLUTION

Section 8.1       Reasonable Efforts.  The Parties shall use reasonable efforts to settle all disputes arising under this Agreement as a matter of normal business and without recourse to litigation.  If any dispute arises under this Agreement, then the Parties shall first submit the dispute to the Management Committee for resolution.  If the Management Committee is unable to resolve the dispute, either Party may declare the dispute irresolvable by the Management Committee and, within thirty (30) days of such declaration, the President, Chief Executive Officer or Chairman of each Party (or his or her designee) shall meet for no more than three (3) consecutive days in Presque Isle, Maine and attempt to resolve the dispute.  If the dispute remains unresolved, then it shall be subject to the provisions of Section 8.2.

Section 8.2       Third-Party Resolution of Disputes.  If a dispute remains unresolved following a written notice that the dispute is irresolvable by the Management Committee in accordance with Section 8.1, either Party may initiate additional dispute resolution procedures as follows:

(a)           The matter shall be submitted to non-binding mediation, held in Portland, Maine in accordance with the rules established by the American Arbitration Association.

(b)            If within fifteen (15) Business Days after the first Day of the mediation sessions referenced in subsection (a), the mediation process has not resulted in a resolution of the dispute, the matter may be referred to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to be conducted in Portland, Maine.  Each arbitrator shall have experience in utility rate matters and the development of utility infrastructure projects.

Should the arbitrator(s) find the non-prevailing party’s claim(s) or defense(s) to be frivolous, the arbitrator(s) may compel as part of the award the non-prevailing party to pay all fees and costs of arbitration, including but not limited to the reasonable attorneys’ fees of the prevailing party.  This agreement to arbitrate shall be specifically enforceable.  The arbitrator(s) shall have the authority to award equitable relief, including partition of the Project (which shall only be implemented by providing each Party the sole and exclusive right to develop the Project in its own Service territory) and damages.  Any award rendered by the arbitrator(s) shall be final, and judgment may be entered upon it in accordance with applicable law.

Written demand for arbitration shall be filed by a party hereto requesting the same with the American Arbitration Association, with notice to all other parties.  The demand for arbitration must be filed within a reasonable period of time after the claim, dispute or other matter in question has arisen, and in no event shall it be made after institution or legal or equitable proceedings based on such a claim, dispute or other matter in question would be barred by the applicable statute of limitations.

ARTICLE IX
INDEMNIFICATION

Section 9.1       CMP hereby releases and shall indemnify, defend, and hold harmless MPS and its affiliates, directors, trustees, officers, agents, employees, successors, and assigns and authorized representatives of all the foregoing from and against any and all losses directly caused by CMP in connection herewith, or CMP’s breach or failure to perform its undertakings in connection with this Agreement, including CMP’s failure to pay its share of any Third Party Costs pursuant to Section 5.2.

Section 9.2       MPS hereby releases and shall indemnify, defend, and hold harmless CMP and its affiliates, directors, trustees, officers, agents, employees, successors, and assigns and authorized representatives of all the foregoing from and against any and all losses directly caused by MPS in connection herewith, or MPS’s breach or failure to perform its undertakings in connection with this Agreement, including MPS’s failure to pay its proportionate share of any Third Party Costs pursuant to Section 5.2.

ARTICLE X
REPRESENTATIONS AND WARRANTIES

Section 10.1     Representations and Warranties.  Each Party represents and warrants to the other Party:

(a)
Due Organization.  Such Party is a duly organized, validly existing entity of the type described in the introduction to this Agreement and is in good standing under the laws of the jurisdiction of its formation and is duly qualified to do business and in good standing as a foreign entity in the jurisdiction of its principal place of business (if not formed in that jurisdiction).

(b)	Power and Authority. Such Party has the full legal right, power and authority to enter into this Agreement and perform its obligations hereunder.

(c)	Due Authorization. Such Party has taken all appropriate and necessary corporate action to authorize its execution, delivery and performance of this Agreement.

(d)
Consents.  Such Party has obtained all consents, approvals, permits and other authorizations in connection with the execution, delivery and performance of this Agreement required to be obtained by it; provided, however, that neither Party makes any representation to the other with respect to any consents, approvals, permits or other authorizations necessary for Project Approval for the Project or the construction or operation of the Project.

(e)
Binding Obligation.  This Agreement constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms (subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other applicable laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity).

(f)
No Violation.  Except as disclosed on the Disclosure Schedule attached hereto, the execution, delivery and performance by such Party of this Agreement, and the compliance with the terms and provisions hereof, (i) do not conflict with and will not result in a breach or violation of any of the terms or provisions of the organizational documents of such Party and (ii) do not conflict with and will not result in a breach or violation of any of the terms or provisions of any existing applicable law to which such Party is subject or by which it or any of its property is bound, or any material agreement or instrument to which such Party is a party or by which it or any of its property is bound, or constitutes or will constitute a default thereunder or will result in the imposition of any Encumbrance upon any of its property.

(g)
No Litigation.  There is no litigation pending or, to such Party’s knowledge, threatened to which such Party or any of its Affiliates is a party that, if adversely determined could reasonably be expected to affect a Party’s ability to perform its obligations under this Agreement or otherwise has a material effect with respect to the development of the Project as contemplated hereunder.

(h)	Authorized Signatory. The representative executing this Agreement on behalf of such Party is duly authorized to execute this Agreement on such Party’s behalf and to bind such Party hereunder.

(i)
Disclosure.  No representation or warranty by such Party in this Agreement (including the disclosures contained in the Schedules hereto), or any other written material delivered by such Party contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, taken as a whole, in light of the circumstances in which they were made, not misleading.

ARTICLE XI
MISCELLANEOUS

Section 11.1     Amendments.  None of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by the Parties and, in the case of MPS, approved by its Board of Directors.

Section 11.2     Notices.  Except as otherwise expressly provided herein, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and shall be deemed to have been duly given or made when delivered by hand, or upon actual receipt or, in the case of telecopy notice, when confirmation is received, or, in the case of a nationally recognized overnight courier service, one (1) Business Day after delivery to such courier service (charges prepaid), addressed to the addresses set forth below or to such other address as may be designated by any Party in a written notice to the other Party hereto.

If to CMP:
Ms. Sara Burns
President
Central Maine Power Company
83 Edison Drive
Augusta, ME 04336

If to MPS:
Mr. Brent Boyles
President
Maine Public Service Company
P. O. Box 1209
209 State Street
Presque Isle, ME 04769-1209

Section 11.3     Entire Agreement.  This Agreement supersedes the MOU and ARMOU, which are hereby terminated and of no further force or effect.

Section 11.4     Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, but all of which together shall constitute one and the same instrument.

Section 11.5     Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Maine without reference to conflicts of law principles; it being acknowledged that each of MPS and CMP are subject to the rules and regulations of the FERC and such rules and regulations to the extent required.

Section 11.6     Headings.  The headings of the several sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 11.7    Waivers.  Any waiver, express or implied, by either Party of any right under this Agreement or of any breach by the other Party shall not constitute or be deemed as a waiver of any other right or any other breach, whether of a similar or dissimilar nature to the right or breach being waived.  Failure on the part of a person to complain of any act of any person or to declare any person in default, irrespective of how long that failure continues, does not constitute a waiver by that person of its rights with respect to that default until the applicable statute-of-limitations period has run.  A waiver of a Party’s rights under this Agreement shall be effective only if that Party agrees in writing.

Section 11.8     No Third-Party Beneficiaries.  This Agreement is solely for the benefit of the Parties and their respective permitted successors and permitted assigns, and this Agreement shall not otherwise be deemed to confer upon or give to any other third party, including any lender or other creditor, any remedy, claim, liability, reimbursement, cause of action or other right.

Section 11.9    Severability.  If any of the provisions of this Agreement are held to be invalid or unenforceable under the applicable law of any jurisdiction, the remaining provisions shall not be affected, and any such invalidity or unenforceability shall not invalidate or render unenforceable that provision in any other jurisdiction.  In that event, the Parties agree that the provisions of this Agreement shall be modified and reformed so as to effect the original intent of the Parties as closely as possible with respect to those provisions that were held to be invalid or unenforceable.

Section 11.10  Assignment.  Either Party may assign its rights under this Agreement to an Affiliate, upon prior notice to the other Party and the execution by such Affiliate of an instrument of assumption reasonably satisfactory to the other Party; provided, that no such assignment shall release the assigning Party from any of its obligations under this Agreement without the consent of the other Party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

Central Maine Power Company

By:	/s/ Sara Burns
Name:	Sara Burns
Title:	President and Chief Executive Officer

Maine Public Service Company

By:	/s/ Brent Boyles
Name:	Brent Boyles
Title:	President and Chief Executive Officer

Principal Terms of a Joint Ownership Agreement

Proposed Northern Maine Electric Transmission Facility (the “Project”)

Purpose:
To provide for the construction, ownership and operation of the Project by Central Maine Power Company (“CMP”) and Maine Public Service Company (“MPS”) (the “Parties”).  While the Parties may agree to sell ownership interests to certain other mutually agreed-to parties, such a sale of ownership interests will necessarily result in significant modification of the terms of a Joint Ownership Agreement.  As such, if the Parties sell any other ownership interests in the Project, the Parties acknowledge that the terms outlined here will be modified as a result of these factors.

The development of the Project is provided for under the Joint Development Agreement (“JDA”) between the Parties. The Project is defined as a new 345 kV transmission line generally extending from the New Brunswick border near Limestone south to Haynesville and then south west to Detroit and may be constructed in phases or segments.[1]  After completion of construction, at the in-service date of the Project, each of the Parties will own undivided interests in the Project. The ownership interests of each Party in the Project will be defined in a Joint Ownership Agreement between CMP and MPS (the “JOA”) consistent with these terms.

Target Ownership Percentages:
Ownership interest in the Project will be based on the ongoing investment of each Party in the Project including the development costs incurred and paid prior to Project Approval.  As set forth in the JDA, the Parties acknowledge that some portions of the Project may be treated as generator leads or upgrades paid for by the generator under an interconnection agreement.  In addition, cost estimates are very preliminary at this stage.  Accordingly, the cost of the Project to the Parties is difficult to determine.  The estimated cost of construction for the entire Project could range between $400 million and $625 million, without consideration for the leg between Limestone and the NB border.  Without regard to the final cost of the Project, for the first $100 million of investment in the Project (excluding any amounts paid for by AWE), each of MPS and CMP will contribute $50 million.  For the remainder of the investment in the Project, CMP will contribute 77% of the next $300 million of investment requirement and MPS will contribute 23% of the next $300 million investment until they achieve the target ownership ratio agreed to by the parties in the JOA (expected to be 70% CMP and 30% MPS) (the “Target Ownership Percentages”) is reached on the first $400 million of investment.  For investment amounts above $400 million, the Parties shall determine the investment percentages prior to entering into the JOA; provided that each party shall have the right to fund up to its Target Ownership Percentage.  The Parties acknowledge that the actual aggregate investment to develop and construct the final Project will impact the final ownership ratios and therefore, subject to the right of each Party to contribute to the first $400 million in accordance with the foregoing, the actual investment amounts and ownership percentages may be modified accordingly by the Parties in line with the Target Ownership Percentages and the investment limits of either Party. CMP and MPS would be "Co-Owners" and each will have an undivided interest in the Project (the "Undivided Interests"), equal to the actual investment contribution of such party to the total investment at any point in time.

____________________________
1 The Parties currently anticipate that the costs of the Project will be regionally allocated to ISO-New England (“ISO-NE”) ratepayers, and that Aroostook Wind Energy (“AWE”) will be responsible for certain interconnection cost of the Project.  Alternatively, based on other means of recovery acceptable to the Parties, the Parties may decide to build the Project without regional allocation from ISO-NE ratepayers.  The Parties acknowledge that the terms outlined here may need to be modified as a result of these factors.

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Real Estate
The acquisition of the various real estate interests, ownership or otherwise, required for the Project will occur under the JDA. The management and maintenance of the real estate involved in the Project will be handled on an ongoing basis under the terms of an Operations and Maintenance Agreement between the Parties. If, following the Project Approval under the JDA, either Party elects not to or cannot continue with the Project for any reason, the other Party will have an absolute right to purchase the real estate interest of the other Party necessary to complete the Project, subject to any regulatory requirements, and any terms and conditions of agreements with AWE and the real estate documents.  Such purchase and sale shall occur at cost and the Parties shall use their commercially reasonable efforts to complete the purchase and sale within thirty (30) days of a notice to withdraw.  Notwithstanding the foregoing, with respect to the so-called Bridal Path, in the event that MPS is the Party which elects not to continue, it shall, to the extent permitted by law, assign such sub-easement rights as are necessary to permit the completion of the Project on such terms and at the fair market value thereof.

Construction Stage
Upon Project Approval under the JDA, the Parties will each contribute to the costs of the construction of the transmission line.  The Parties agree that construction will not commence unless the Parties have secured approval of a regional cost allocation for the Project that is acceptable to the Parties.

1. Prior to Project Approval, and subject to the investment formula described in the Target Ownership Percentages section above, the Parties will determine the expected contribution of each Party during construction and prior to the in-service date (the “Construction Contribution Obligation”).  The Construction Contribution Obligation will be subject to Management Committee approval.

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2.  Prior to Project Approval and commencement of construction, each Party shall provide the other Party with satisfactory documentation evidencing how it intends to finance its share of construction.  The Parties shall determine the extent to which either Party must post security to the other Party in order to secure its share of the Construction Contribution Obligation.

3. If MPS is unable to secure financing for its share of the Construction Contribution Obligation prior to the Construction Stage on commercially reasonable terms, then CMP agrees that it will finance the entire Construction Stage of the Project.  In the event that CMP provides the construction financing, to the extent permitted and allowed under MPS’s existing bond indentures, and subject to immediate release upon MPS obtaining permanent financing, MPS shall be required to (i) provide CMP a first-priority  security interest  on MPS’s Undivided Interest in the Project and all project assets, including real property interests (subject to customary permitted exceptions with respect to interests in real property that do not materially limit the proposed construction, ownership, operation or maintenance of the Project), or (ii) in the event such security is unavailable, transfer to CMP all of MPS’s Undivided Interests in the Project and Project assets and rights other than MPS’s real estate interests, for which MPS may retain ownership, but for which MPS will provide appropriate easements to permit the construction and operation of the Project and a lien to secure its obligations to CMP.

4. The Parties may elect for CMP to manage the construction phase of the Project.   If CMP finances the Construction Stage of the Project, it will manage the Construction Stage, subject to such obligations as are customary for project management.   The Project construction manager shall enter into the necessary construction contracts and shall be responsible for the aggregate amount of investment to develop and construct the Project (“Project Expenditures”) including payments to the construction contractor and Financing Costs (as defined below) subject to MPS’ obligation with respect to the Overrun Funding Amount described below and Management Committee review and approval of any material Project construction contracts, such as the Procurement Services Agreement.

5. Financing Costs:  Project Financing Costs will be accumulated in AFUDC (“allowance for funds used during construction”) in accordance with FAS 71.

6. Allocation of Project Expenditures:  For the purpose of tracking obligations during the Construction Phase and for determining the Purchase Price upon completion, Project Expenditures will be allocated.  Expenses will be allocated according to the Target Ownership Percentages for the Project.

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7. Project Budget:  The Parties will establish a Project Budget for the entire Project which will include an appropriate level of account detail and show monthly expenditures.  The Project Budget will include all Project Expenditures.

8. Cost Overruns:  For expenditures in excess of amounts approved for regional cost allocation (“Cost Overruns”), the Parties shall be responsible for such Cost Overruns on a pro rata basis according to their respective Construction Contribution Obligations, provided that MPS shall not be responsible for funding Cost Overruns in excess of the greater of (i) MPS’s projected return on equity from the Project during the one-year period following the in-service date, determined at the time the JOA is executed or (ii) $12,500,000 (the “Overrun Funding Amount”).  In the event that MPS does not fund its allocable share of Cost Overruns, CMP shall be entitled to make all decisions with respect to the completion of the construction of the Project.  Notwithstanding the limits on the funding obligations with respect to Cost Overruns, each of the Parties shall bear the risk of any prudence disallowance in accordance with their respective percentage of Undivided Interests (determined based on their respective funding of all development and construction costs through the in-service date, as provided above).

Contribution Agreement (if CMP finances Construction Stage 100%)
The Contribution Agreement is intended to mitigate some of the risk assumed by CMP if CMP is the 100% owner during the Construction Phase.  MPS would be required to post a form of security (the “Security”) acceptable to CMP.  CMP would have the right to draw on the Security under certain pre-defined circumstances. MPS would be eligible to recover drawn funds and any other monies paid to CMP to the extent that CMP sought and received regulatory recovery of Project Expenditures.

Cost Overruns.  The Parties anticipate that the terms of any approval for the Project Costs to be treated as a pooled transmission facility will determine how project Cost Overruns will be treated.  The Parties will determine prior to Project Approval how such costs are to be funded by the Parties, and to the extent CMP provides the entire construction financing, MPS shall provide CMP with adequate security to cover the Overrun Funding Amount.  For example, the Parties may agree that MPS will provide a letter of credit facility sufficient to cover the Overrun Funding Amount which CMP could draw on to cover MPS’s share of the Cost Overruns based on its actual ownership percentage.  If CMP notifies MPS of its intent to draw on the letter of credit, MPS could otherwise provide funds to cover its share of the Cost Overruns.

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Call on Construction Completion (if CMP finances the Construction Stage 100%)
Upon completion of construction and prior to the in-service date for an operating segment of the Project, under the terms of the JOA, MPS shall have the right to require CMP to sell to MPS MPS’s Target Ownership Percentage of Undivided Interests in the Project.

The Purchase Price will equal MPS’s pro-rata portion of Project Expenditures including AFUDC plus an interest rate risk premium payment of 2.5% multiplied by MPS’ pro-rata portion of the Project Expenditures excluding AFUDC. Any Cost Overruns funded by MPS under the Contribution Agreement would be offset against the amount of the Purchase Price.

If MPS does not acquire its Target Ownership Percentage of Undivided Interests in the Project pursuant to this section, MPS’s obligations for Cost Overruns and prudence disallowance shall be reduced according to its  Undivided Interest in the Project based on its final actual investment contribution to the total investment in the completed Project.

Project Operation
If the costs of the Project are regionally allocated to ISO-NE ratepayers, the Project will be treated as a Pool Transmission Facility (PTF) with Operating Authority turned over to ISO-NE under the Transmission Operating Agreement (TOA). The Owners of the Project will remain responsible for all maintenance of the right of way and the transmission facilities.  Transmission service and cost recovery will be under the ISO-NE Open Access Transmission Tariff (OATT).

Operating Budgets:
Each Co-Owner would commit to fund its share of the Project's operation budget.  A process would be specified for the development and approval of all budgets and all modifications thereto.  Each Co-Owner would be responsible to fund operation expenses of the Project in proportion to its Undivided Interest.

To the extent that a Co-Owner failed to fund its portion of any required contribution when due, the other Co-Owner would have the right to make the required contribution and the Co-Owners' respective percentage Undivided Interest in the Project would be adjusted pursuant to a formula to be mutually agreed upon in connection with the negotiation of the JOA.

Project Finance:
Each Co-Owner may, in its discretion, separately finance all or a portion of its Undivided Interest, provided that neither Co-Owner would have the power to grant a Security interest in the Undivided Interest of the other Co-Owner.

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Management of Project:
The management committee (the "Committee") structure established under the Joint Development Agreement will continue to operate and manage the Project during construction.    As per the JDA, the Parties would be entitled to change their representatives in their sole discretion but after consultation with the other Party.  Further, all actions of the Committee would require the consent of both Parties, subject to provisions designed to resolve disputes and address deadlocks.  During the period that a Party has failed to fund all required Construction Contribution Obligations or owns less than 20% of the Undivided Interests in the Project, the Parties’ voting rights shall be modified to equal their actual ownership interests.  Under these modified voting circumstances, any Management Committee action would require a majority vote of the ownership interest in the Project.  The responsibilities of the Committee would continue to include, as necessary, siting, negotiating options to purchase or lease real estate; permitting and obtaining other necessary authorizations; coordinating and securing interconnection rights; preparing budgets for all activities; negotiating and managing construction and other consulting contracts,  activities relating to regulatory proceedings, public relations and other similar and related Project activities.

The Parties will enter into customary and commercially reasonable Operations and Maintenance Agreements to provide for ongoing operating responsibilities including employing third-party contractors along the line once constructed and in-service. The Committee would have the authority and power to engage advisors, attorneys and other consultants on behalf of the Parties to assist in performing any of its activities. The Operations and Maintenance Agreements will provide that MPS will be responsible for real estate management for Project real estate that is located from Haynesville (commencing at the southern end of the Bridal Path) north to Limestone and CMP will be responsible for real estate management for Project real estate that is located from Haynesville (commencing at the southern end of the Bridal Path) south to Detroit.  The costs of such real estate management will be shared by the Parties according to their actual ownership percentages.

Actions by Co-Owners:
Major actions with respect to the Project would require the affirmative vote of the Committee. Major actions would include, among other things, Project design or scope changes; execution of material agreements; budget approvals, modifications, etc.; material construction and operational decisions; or sales or other dispositions of a substantial portion of the assets of the Project.  If either Party wishes to sell real estate acquired for the Project, the other Party shall have a right to purchase that real estate at the book value (i.e., original purchase price and acquisition costs), with the exception of the Bridal Path value, which will be valued at the fair market value thereof determined by reference to easements and other rights obtained by the Parties in connection with the Project.

Transactions with Affiliates:
The Committee may request that a Co-Owner or one of its affiliates perform services in connection with the construction and/or operation of a Project, provided that any contract or other arrangement is approved by other Co-Owner.  Forms of maintenance agreements will be attached as exhibits to JOA.

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Transfer Rights and Restrictions:
The following rights and restrictions would apply to all proposed transfers of Undivided Interests:

•      Pledges - The Co-Owners may pledge their Undivided Interests to a third party in connection with their financing of the Project.

•      Transfers to affiliates - An affiliate of a Co-Owner may, upon prior notice to the other Co-Owner, become a Co-Owner pursuant to a transfer of all (but not a portion) of such Co-Owner's Undivided Interest, as well as any related rights such as ownership in real estate; provided that such affiliate executes an instrument of assumption reasonably satisfactory to the other Co-Owner and provided, further, that no such assignment shall release the assigning Co-Owner from any of its obligations under this Agreement.

•      Right of first offer – If a Co-Owner desires to sell its Undivided Interest to a non-affiliated third party, it would be required to first offer the interest to the other Co-Owner.  If the other Co-owner does not complete an acquisition of the offered Undivided Interest, any subsequent sale by the offering Co-Owner to a third party could not be on terms more favorable than those offered to the other Co-Owner.

•      Credit Requirements/Support – the JOA would contain certain provisions requiring the transferee of an Undivided Interest to satisfy certain credit metrics in connection with any assignment of a Party's interest.

•      Change in Control – A change in control of MPS shall trigger a change in the Parties’ voting interests so that the Parties’ voting interests match their actual ownership percentages.  Once a change in control were to occur, any Management Committee action would require the majority vote of the ownership interest in the Project.  For purposes of this provision, “control” shall mean (i) the direct or indirect ownership of greater than fifty percent (50%) of the equity interests of a Party or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Party.

•      Termination of the JOA will only occur under certain circumstances, including without limitation, one Party selling its interest to the other Party, the inability of both Parties to continue to secure adequate funding during construction, regulatory or other obstacles arising during construction, or inability to obtain adequate or cost-efficient construction services.  If the JOA is terminated, each Party will be reimbursed by the other Party for its share of construction costs, if necessary, such that the Parties’ pro-rata investment will equal their respective share of Construction Contribution Obligations incurred through the date of termination, unless one Party sells its interest to the other Party, in which case the selling Party shall not have any further obligation for Construction Contribution Obligations.

Dispute Resolution:
If the Co-Owners cannot agree on a proposed action, the Co-Owners agree that their respective CEOs would meet to resolve the matter.  If within 10 days following a meeting of the CEO's the matter is not resolved, a Co-Owner may submit the issue to arbitration with a mutually agreeable arbitrator, provided that certain technical disputes would be referred for expedited resolution to a mutually agreed technical expert.

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